Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

COMPUTER SOFTWARE INNOVATIONS, INC.

Computer Software Innovations, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and submitting the amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered “Eighth”, which Article as amended shall read as follows:

“EIGHTH: Actions by Stockholders. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders, and may not be effected by any consent in writing by such stockholders, unless such consent is unanimous. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the foregoing amendment to the Amended and Restated Certificate of Incorporation was submitted to the stockholders for approval by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware, and such approval was accomplished by the stockholders holding the requisite number of shares necessary to give effect to the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 28th day of March, 2006.

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick
President and Chief Executive Officer